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                                                                    EXHIBIT 10.2
                            STOCK PURCHASE AGREEMENT

         This Agreement is made and entered into as of March 15, 1999 between CMC Industries, Inc., a Delaware corporation ("CMC") and David S. Lee ("Mr. Lee").


                                    RECITALS

         A. CMC will receive 6,125,302 shares of common stock of Cortelco Systems, Inc. ("CSI") in a distribution (the "Distribution") from Cortelco Systems Holding Corp. ("CSHC") and will have the right to sell such shares ("CSI Common shares") as a Selling Shareholder in the first firmly underwritten public offering by CSI of CSI Common Shares pursuant to a registration statement declared effective by the Securities and Exchange Commission (the "IPO"), in accordance with that certain Stock Distribution Agreement and that certain Registration Rights Agreement of even date herewith.

         B. CMC also owns 1,000,000 shares of CSHC Series A Preferred Stock (which, together with any CSHC common stock into which such shares may be converted, are referred to as "CSHC Preferred shares").

         C. Mr. Lee, as a major shareholder in CSHC, in order to induce CMC to facilitate the Distribution, is willing to ensure that CMC can realize an agreed on value for its CSI common stock by agreeing to purchase CSI common stock and CSHC Preferred Shares from CMC under the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

         1. If the IPO has not been completed by December 1, 1999, CMC may at its option sell to Mr. Lee, and Mr. Lee will purchase from CMC upon exercise of such option, 2,602,524 CSI Common shares and 424,881 CSHC Preferred shares for $2,500,000 in cash. The closing of such purchase and sale will take place at such place and at such time as CMC may reasonably designate, and Mr. Lee shall at such closing pay the purchase price for such securities, against delivery thereof, by cashiers check or by wire transfer of funds to such account or accounts as CMC may designate.

         2. If the IPO has not been completed by December 1, 2000, CMC may at its option sell to Mr. Lee, and Mr. Lee will purchase from CMC upon exercise of such option, an additional 2,602,524 CSI Common shares and 424,881 CSHC Preferred shares from CMC for $2,500,000 in cash. The closing of such purchase and sale will take place at such place and at such time as CMC may reasonably designate, and Mr. Lee shall at such closing pay the purchase price for such securities, against delivery thereof, by cashiers check or by wire transfer of funds to such account or accounts as CMC may designate.

         3. If the IPO has not been completed by December 1, 2001, CMC may at its option sell to Mr. Lee, and Mr. Lee will purchase from CMC upon exercise of such option, the



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remaining 920,254 CSI Common shares and 78,638 CSHC Preferred shares from CMC for $884,000 in cash. The closing of such purchase and sale will take place at such place and at such time as CMC may reasonably designate, and Mr. Lee shall at such closing pay the purchase price for such securities, against delivery thereof, by cashiers check or by wire transfer of funds to such account or accounts as CMC may designate.

         4. In the event an IPO is completed prior to December 1, 2001 and through such IPO or a combination of such IPO and sales under paragraphs 1 and/or 2 above, CMC has received less than $5,884,000 in connection with the sale of CSI Common shares received by it in the Distribution, then CMC may at its option (the "Final CMC Option") sell to Mr. Lee, and Mr. Lee will purchase from CMC upon exercise of such option, all of CMC's remaining CSHC Preferred Shares (other than 71,600 CSHC Preferred shares) and all of CMC's remaining CSI Common shares (if any) for the "Final Lee Buyout Payment." The Final Lee Buyout Payment will equal $5,884,000 less all monies received by CMC from any sales of CSI Common shares received in the Distribution and sales of CSHC Preferred shares hereunder, but not less than $1.00. The closing of such purchase and sale will take place at such place and at such time as CMC may reasonably designate, and Mr. Lee shall at such closing pay the purchase price for such securities, against delivery thereof, by cashiers check or by wire transfer of funds to such account or accounts as CMC may designate.

         5. If CMC has received more than $5,884,000 from sales of CSI Common Shares and CSHC Preferred shares or if CMC does not exercise the Final CMC Option prior to February 1, 2002, Mr. Lee will have the option to purchase the remaining CSI Common shares and CSHC Preferred shares then held by CMC (other than 71,600 CSHC Preferred shares) at any time prior to May 1, 2002 for the "Final Lee Buyout Payment." In addition, in the event CMC has received more than $5,884,000 from such sales, Mr. Lee will have the option to purchase, at any time prior to May 1, 2002, the final 71,600 CSHC Preferred shares, less that number of CSHC Preferred shares which, when multiplied by $12.50, represents the amount in dollars that, when added to the monies actually received by CMC from all such sales in excess of $5,884,000, would provide CMC with a cumulative return of 8% per annum on the principal balance of $5,884,000 from March 1, 1999 to the date of payment, for a purchase price of $0.01 per share. The closing of such purchase and sale will take place at such place and time as Mr. Lee may reasonably designate, and Mr. Lee shall at such closing pay the purchase price for such securities, against delivery thereof, by check.

         6. Unless and until Mr. Lee has defaulted in the performance of his obligations hereunder (including without limitation the failure to make the Final Lee Buyout Payment), in the event CMC either (a) elects not to sell all CSI Common shares that it has the right to sell in the IPO, despite having the opportunity to do so or (b) sells or otherwise disposes of CSI Common shares at any time prior to the IPO or of CSHC Preferred shares at any time (except for such sales as are expressly contemplated by this Agreement or in connection with a sale of all or substantially all of CMC's assets to a purchaser who assumes this Agreement or upon a redemption of CSHC Preferred shares) without Mr. Lee's consent, Mr. Lee may by written notice to CMC terminate this Agreement. In addition, unless and until Mr. Lee has defaulted in the performance of his obligations hereunder (including without limitation failure to make the Final Lee Buyout Payment), in the event CMC continues to hold any CSI Common shares after the IPO, CMC shall provide Mr. Lee 30 days prior written notice of its intention to sell or



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dispose of all or any portion of such CSI Common shares and during such 30-day period provide Mr. Lee with the opportunity to assist in the placement of such shares.

         7. Mr. Lee covenants and agrees to use his best efforts to cause the Distribution to occur and to cause CSI to enter into a merger agreement with BCS and to complete such merger within 30 days of the Distribution.

         8. Share numbers used in this Agreement are subject to adjustment from time to time to reflect stock splits, stock dividends and other changes in the capitalization of CSI and CSHC, including in particular a pending one-for-ten reverse stock split by CSI.

         9. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by the party against whom enforcement is sought.

         10. Mr. Lee may not assign or transfer any of his rights or obligations hereunder to any other party otherwise than by will or by the laws of descent or distribution without the prior consent of CMC, and any attempted assignment in violation hereof shall be void and of no effect. CMC may assign any or all of its rights and obligations hereunder to any other party. Subject to the first sentence of this Section 9, all covenants and agreements of the parties contained in this Agreement shall be binding upon and inure to the benefit of their respective successors and assigns.

         11. This Agreement shall in all respects be governed by the laws of the State of California without regard to choice of law principles thereunder.

         12. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date set forth above.

                                          CMC INDUSTRIES, INC.


                                          By:  /s/ Matthew G. Landa
                                             -----------------------------------
                                               Name:
                                               Title:

                                          DAVID S. LEE


                                               /s/ David S. Lee
                                          --------------------------------------



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